Exhibit 99.1


InterDigital Announces Preliminary Fourth Quarter and Full Year 2004 Financial Results; Board Expands Authorization to 2 Million Shares Under Repurchase Program


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--March 10, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced preliminary financial results for the fourth quarter and full year ended December 31, 2004. For the fourth quarter 2004, the Company reported revenues of $33.9 million and a net loss of $0.2 million, or breakeven per share. For full year 2004, revenue and net income totaled $103.7 million and $0.1 million, respectively, or breakeven per share. The results for the full year include the effects of a transition (described in the Company's October 25, 2004 press release) for reporting per-unit royalties in the quarter in which licensees' reports are received rather than in the quarter in which licensees' sales occur and a non-cash, non-recurring benefit associated with the partial reversal of its valuation allowance against deferred tax assets.
    The results are preliminary because the Company is in the process of responding to comments by the Securities and Exchange Commission
(SEC) associated with a periodic review of the Company's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004. Two principal items remaining in the review relate to the timing of the expense recognition of the Company's foreign source withholding taxes and the ten year amortization period for costs of internally developed patents. At December 31, 2004, the Company's balance sheet included deferred foreign source withholding taxes of $5.4 million. The Company's accounting treatment regarding foreign source withholding taxes has been consistently applied and disclosed since the Company modified its licensing revenue recognition policy in response to Staff Accounting Bulletin No. 101 in 2000(1) and its accounting regarding patent amortization has been consistently applied and disclosed for more than ten years. Resolution of these matters could, but may not necessarily, result in adjustments to the Company's current and prior financial results as it relates to these items. Resolution of these matters will have no effect on the Company's cash flow or underlying economics of the business.
    InterDigital's cash and short-term investment position grew to $131.8 million at December 31, 2004, up $25.9 million versus year-end 2003. The Company's cash position was further strengthened early in first quarter 2005 by the receipt of a royalty prepayment from Sony Ericsson of approximately $28 million in connection with its March 2003 patent license agreement.
    In addition, the Company announced that its Board of Directors approved the expansion of the Company's current Common Stock share repurchase authorization from one million to two million shares. The shares may be repurchased from time-to-time through open-market purchases or prearranged trading plans. The amount and timing of purchases will be based on a variety of factors, including potential stock acquisition price, cash requirements, acquisition opportunities, strategic investments and other market and economic factors. To date, 460,000 shares have been repurchased under the current authorization.
    Howard Goldberg, President and Chief Executive Officer, stated, "In 2004, we made significant progress toward the realization of our strategic vision by achieving each of the principal goals we had established. We added six new or expanded license agreements spanning cellular and 802 applications, achieved all of our technology and product development milestones, established an important product customer relationship with General Dynamics, and generated more than $31 million in free cash flow(2). Our continued substantial investment in technology development throughout 2004 enabled a diversified suite of technology product solutions. We announced the availability of several product solutions in late 2004 and followed up with very successful demonstrations early in 2005. InterDigital is strongly positioned to be a preferred provider of advanced wireless solutions delivering performance and time to market advantages to our customers."

    Fourth Quarter Summary

    Revenues in fourth quarter 2004 were $33.9 million compared to $24.7 million in fourth quarter 2003. Recurring patent license royalties in fourth quarter 2004 of $33.0 million increased $9.5 million, or 40%, when compared to fourth quarter 2003. The increase in fourth quarter 2004 recurring royalties was primarily driven by incremental contributions in royalties from NEC Corporation of Japan
(NEC), Sharp and other licensees, of $5.6 million, $1.7 million and $2.2 million, respectively.
    Driven by solid growth in recurring royalties, fourth quarter 2004 income before tax of $3.2 million increased 49% over fourth quarter 2003. However, due to a non-cash book tax expense of $3.3 million, primarily related to accounting for the utilization of net operating loss carryforwards that resulted from stock option exercises, the Company reported a net loss of $0.2 million, or breakeven earnings per share, in fourth quarter 2004 compared to net income of $1.1 million, or $0.02 per share (diluted) in fourth quarter 2003.
    Operating expenses of $31.4 million increased 37% over fourth quarter 2003 and 18% over third quarter 2004. The increase over third quarter 2004, which slightly exceeded previous Company guidance, was due to higher than expected levels of activities associated with patent licensing arbitration and litigation matters. The increase in operating expenses over fourth quarter 2003 was driven, in large part, by higher costs associated with patent licensing arbitration and litigation and additional costs related to the long-term incentive compensation program implemented in first half 2004.

    Full Year Summary

    For full year 2004, revenues were $103.7 million compared to $114.6 million in 2003. In third quarter 2004, the Company transitioned to reporting per-unit royalties in the quarter in which licensees' reports are received rather than in the quarter in which licensees' sales occur. Consequently, the Company's results for 2004 include only three quarters of per-unit royalties compared to four quarters in 2003. In addition, 2003 revenue included $20.6 million of non-recurring royalty revenue primarily associated with Sony Ericsson's pre-2003 handset sales.
    Notwithstanding the effect of the per-unit royalty reporting transition on 2004 revenues, recurring patent license royalties (which include both fixed and amortized amounts, as well as per-unit royalties reported to the Company) increased from $92.9 million in 2003 to $101.6 million in 2004. The $8.7 million increase in recurring patent license royalty revenue from 2003 to 2004 was primarily due to an increase in royalties from NEC.
    The Company reported net income of $0.1 million for the year 2004, or breakeven earnings per share, compared to net income in 2003 of $34.3 million, or $0.58 per share (diluted). Absent non-recurring items related to both revenue associated with Sony Ericsson's pre-2003 handset sales and other income of $10.6 million related to a settlement of litigation with Ericsson, 2003 net income would have been approximately $4.1 million, or $0.07 per share (diluted). Operating expenses of $110.0 million in 2004, increased 29% over 2003 due mainly to significantly higher costs associated with patent licensing arbitration and litigation and a new long-term incentive compensation program implemented in first half 2004.
    The Company's income tax provision in 2004 included a non-cash, non-recurring benefit of approximately $17.1 million related to the partial reversal of its tax valuation allowance against deferred tax assets that was offset in part by book tax expense of approximately $7.8 million related primarily to the utilization of net operating loss carryforwards that resulted from stock option exercises and approximately $4.6 million of foreign source withholding tax. Cash taxes paid in 2004 of $4.2 million consisted mainly of foreign source withholding taxes on royalties.
    Cash and short-term investments grew to $131.8 million at December 31, 2004, up $25.9 million versus year-end 2003. The increase primarily resulted from royalty payments from licensees, the largest of which were from NEC, Sharp, Sanyo, Ericsson, Sony Ericsson and Toshiba, offset in part by non-operating uses of cash of approximately $17.1 million in connection with the repurchase of one million shares of the Company's stock.

    2005 Outlook

    "We benefited in 2004 from a robust handset market, which helped to fuel the growth in sales of our licensees, most notably their 3G products. We also had success in signing new or expanded patent license agreements," added Mr. Goldberg. "As we move into 2005, we're encouraged by the broadening group of companies participating in 3G rollouts. We are also pleased by the levels of interest from operators and manufacturers in our technology extensions and enhancements, including WCDMA High Speed Downlink Packet Access (HSDPA) and AIM ANTENNA(TM) solutions for WLAN and cellular applications."
    The Tribunal presiding over InterDigital's arbitration with Nokia, Inc. (Nokia) has notified the parties that it expects to submit an internal draft award to the International Court of Arbitration of the International Chamber of Commerce (ICC) on or before March 31, 2005 (as an approximate date). The ICC has set May 31, 2005 as the last date for rendering a Final Award and the Company anticipates a Final Award by the ICC on or before that date, absent an earlier resolution by the parties. Although the arbitration is binding, any final award could be subject to appeal filings on limited bases and enforcement proceedings by the parties.
    Rich Fagan, Chief Financial Officer, commented, "In first quarter 2005, we expect to report revenue from current licensees of just over $30 million. In addition, we expect to recognize revenue associated with our agreement with General Dynamics in the range of $1.5 to $2.5 million, on a percentage-of-completion basis. We also anticipate that our first quarter 2005 operating expenses will grow sequentially 13% to 17% due to long-term compensation program expenses, normal wage inflation and investment in marketing, technology and product development in response to expanding market opportunities. We also project that our book tax rate for first quarter 2005 will approximate 34% to 38%, plus an amount for deferred foreign source withholding tax expense, which is in part dependent on the level of per-unit royalties. Cash taxes paid in first quarter 2005 should be minimal."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offer technology and product solutions for mainstream wireless applications that deliver time-to-market, performance, and cost benefits, as well as product differentiation advantages, to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital and AIM ANTENNA are trademarks of InterDigital Communications Corporation.
    This press release contains forward-looking statements regarding, among other things, our current beliefs, plans, and expectations as to: (i) the timing of an award by the Nokia arbitration Tribunal and ICC decision; (ii) an appeal or enforcement proceedings following the Nokia arbitration award; (iii) first quarter 2005 revenue from current licensees, revenue from the General Dynamics agreement, growth in operating expenses, projected book tax rates exclusive of deferred foreign source withholding tax expense and cash taxes; and (iv) our accounting treatment of foreign source withholding tax and our amortization of internally developed patents. Words such as "expect", "continue", "encourage", "may" or other similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors including, but not limited to those identified in the press release, and: (i) the failure by our licensees to realize market projections for sales of covered products, inaccuracy of market projections, and changes in our licensees' market share; (ii) progress towards completion of the work as well as changes to our expectations as to total cost of the project, the provision of additional of engineering services or a termination for convenience under the General Dynamics contract; (iii) inability to successfully resolve or delays in the arbitration proceedings with Nokia; (iv) unanticipated resolutions of or delays in prosecution and enforcement actions relating to the protection of our patents and other intellectual property rights; (v) changes in the size and nature of our work force; and, (vi) further changes or adjustments to the valuation allowance against our deferred tax assets. Additionally, the Company can make no prediction at this time as to the timing or outcome of its discussions with the SEC, any impact the resolution of these discussions may have on amounts recorded for foreign source withholding taxes and amortization of patent costs and whether or not such resolution will result in the Company having a material weakness associated with the accounting for these items. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


(1) The Company's policy is to capitalize direct and incremental costs to obtain future revenue streams and to defer and amortize such costs in a systematic and rational manner over the period of benefit. In accordance with that policy, the Company capitalizes foreign source withholding taxes that relate to the collection of up-front royalty payments when the recognition of the related revenues from such payments is deferred. The foreign source withholding taxes are recognized as expense in the period the Company recognizes the related deferred royalty revenue.

(2) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents.





             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
             --------------------------------------------
                  For the Periods Ended December 31
             (Dollars in thousands except per share data)
                             (unaudited)


                               For the Three Months   For the Year
                                      Ended              Ended
                                     Dec. 31,           Dec. 31,
                                 ----------------- -------------------
                                   2004     2003      2004     2003
                                 -------- -------- --------- ---------
REVENUES                         $33,932  $24,683  $103,685  $114,574
                                 -------- -------- --------- ---------

OPERATING EXPENSES:

  Sales and marketing              1,792    1,446     6,201     4,919
  General and administrative       5,756    4,878    21,622    18,183
  Patents administration and
   licensing                      10,702    4,657    30,340    15,995
  Development                     13,127   11,882    51,218    45,936
  Repositioning                      (11)       -       596         -
                                 -------- -------- --------- ---------
                                  31,366   22,863   109,977    85,033
                                 -------- -------- --------- ---------

  Income (loss) from operations    2,566    1,820    (6,292)   29,541

OTHER INCOME                           -        -         -    10,580
NET INTEREST INCOME & OTHER
 FINANCING  INCOME                   617      315     1,743     1,613
                                 -------- -------- --------- ---------

  Income (loss) before income
   taxes                           3,183    2,135    (4,549)   41,734

INCOME TAX PROVISION              (3,347)  (1,020)    4,704    (7,269)
                                 -------- -------- --------- ---------

  Net (loss) income                 (164)   1,115       155    34,465

PREFERRED STOCK DIVIDENDS              -      (32)      (66)     (133)
                                 -------- -------- --------- ---------

NET (LOSS) INCOME APPLICABLE TO
 COMMON SHAREHOLDERS              $ (164) $ 1,083      $ 89  $ 34,332
                                 ======== ======== ========= =========

NET INCOME PER COMMON SHARE -
  BASIC                            $0.00    $0.02     $0.00     $0.62
                                 ======== ======== ========= =========

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING - BASIC      55,036   54,664    55,264    55,271
                                 ======== ======== ========= =========

NET INCOME PER COMMON SHARE -
  DILUTED                          $0.00    $0.02     $0.00     $0.58
                                 ======== ======== ========= =========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING - DILUTED     55,036   58,786    59,075    59,691
                                 ======== ======== ========= =========






                          SUMMARY CASH FLOW
                          -----------------
                  For the Periods Ended December 31
                        (Dollars in thousands)
                             (unaudited)

                            For the Three Months     For the Year
                                   Ended                Ended
                                  Dec. 31,             Dec. 31,
                            -------------------- ---------------------
                                2004      2003      2004       2003
                            ----------- -------- ---------- ----------

Net income (loss) before
 pref. stock dividends          $3,183   $2,135    $(4,549)   $41,734
Taxes paid                           -   (1,982)    (4,187)    (9,537)
Depreciation & amortization      4,121    2,695     15,239     11,080
Increase in deferred revenue     3,208    1,500     66,202     57,488
Deferred revenue recognized    (16,702) (16,579)   (53,601)   (61,563)
(Increase) decrease in
 operating working capital,
 deferred charges and other     (3,342)  15,886     28,880     19,879
Capital spending & patent
 additions                      (5,429)  (4,561)   (16,899)   (13,135)
                            ----------- -------- ---------- ----------
   CASH FLOW BEFORE
    FINANCING ACTIVITIES       (14,961)    (906)    31,085     45,946

Increase in notes receivable         -        -          -     (1,446)
Acquisition of Tantivy
 assets                              -        -          -    (10,430)
Debt decrease & preferred
 dividends                         (47)     (83)      (236)      (266)
Net stock issued (acquired)      1,904      988     (4,958)   (15,443)
                            ----------- -------- ---------- ----------
   NET (DECREASE) INCREASE
    IN CASH AND SHORT-TERM
    INVESTMENTS              $ (13,104)    $ (1)  $ 25,891   $ 18,361
                            =========== ======== ========== ==========






                       CONDENSED BALANCE SHEETS
                       ------------------------
                        (Dollars in thousands)
                             (unaudited)

                                       Dec. 31, 2004     Dec. 31, 2003
                                       -------------     -------------
Assets
------
Cash & short-term investments             $131,818           $105,927
Accounts receivable                         11,612             37,839
Other current assets                        12,737              8,628
Property & equipment (net)                  10,716             12,137
Patents (net) & other non-current assets    74,587             40,634
                                          ---------          ---------
TOTAL ASSETS                              $241,470           $205,165
                                          =========          =========
Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt             $212               $193
Accounts payable & accrued liabilities      21,167             16,236
Foreign & domestic taxes payable               379              1,259
Deferred revenue                            99,196             86,595
Long-term debt & long-term liabilities       5,307              3,397
                                          ---------          ---------
TOTAL LIABILITIES                          126,261            107,680

SHAREHOLDERS' EQUITY                       115,209             97,485
                                          ---------          ---------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY  $241,470           $205,165
                                          =========          =========


The Company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint. This release includes a summary cash flow statement that results in the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is cash flow before financing activity. Management has presented a reconciliation of this non-GAAP line item to net cash provided by operating activities below:

                                     For the Three     For the Twelve
                                      Months Ended      Months Ended
                                        Dec. 31,          Dec. 31,
                                   ----------------- -----------------
                                      2004     2003    2004     2003
                                   --------- ------- -------- --------

Net cash (used) provided by
 operating activities               $(9,589) $3,790  $48,230  $59,561
Purchases of property and equipment  (1,092) (1,347)  (3,746)  (3,926)
Patent additions                     (4,337) (3,214) (13,153)  (9,209)
Unrealized gain (loss) on short
 term investments                        57    (135)    (246)    (480)
                                   --------- ------- -------- --------
Cash flow before financing
 activities                        $(14,961)  $(906) $31,085  $45,946
                                   ========= ======= ======== ========

This release also discusses operating expenses, excluding repositioning charges, and net income including certain non-recurring revenue items. Management believes that investors may find these non-GAAP financial measures useful in understanding the Company's operating results. This information is intended to provide more meaningful comparisons of the Company's results.


    CONTACT: InterDigital Communications Corporation
             Media: Dawn Goldstein, 610-878-7800
             e-mail: dawn.goldstein@interdigital.com
                 or
             Investor: Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com